UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The NASDAQ Stock Market notified U.S. Energy Systems, Inc. (the “Company”) on October 16, 2007 that it would delist the Company’s shares of common stock and suspend trading in the shares effective with the opening of trading on Thursday, October 18, 2007. As previously announced in a Current Report on Form 8-K dated October 1, 2007, the Company failed to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 with the Securities and Exchange Commission (“SEC”) by the deadlines of September 21 and 28, 2007 as required by the terms of a decision by the NASDAQ Listing Qualifications Panel (the “NASDAQ Panel”). The Company submitted a request to the NASDAQ Panel for a further extension of time to file the Form 10-Q reports on October 1, 2007. Because the Company has not filed its Quarterly Reports on Form 10-Q, it fails to satisfy the continued listing requirements for The NASDAQ Stock Market set out in NASDAQ Marketplace Rule 4310(c)(14). The NASDAQ Panel informed the Company that the Panel had no authority under NASDAQ Marketplace Rule 4802(b) to grant a further extension of time beyond October 15, 2007 for the Company to file its Form 10-Q for the quarter ended March 31, 2007 and that the NASDAQ Listing and Hearing Review Council had declined to issue a stay of the NASDAQ Panel’s determination to delist the Company’s shares in accordance with NASDAQ’s rules.

Quotation of over-the-counter trades in the Company’s common stock on the Pink Sheets Electronic Quotation Service commenced on October 18, 2007 under the symbol “USEY”. Information regarding the Pink Sheets Electronic Quotation Service is available at http://www.pinksheets.com.

The Company disclosed preliminary summary financial results for the three months ended March 31, 2007 and the six months ended June 30, 2007 in a Current Report on Form 8-K dated October 9, 2007. The Company intends to continue diligent efforts to file its Quarterly Reports on Form 10-Q for the first two fiscal quarters of 2007 once it has resolved the comments recently received from the SEC Division of Corporation Finance with respect to its Annual Report on Form 10-K for the year ended December 31, 2006. The Company believes that the process of resolving the comments with the SEC staff will not be completed for several weeks. Assuming the Company is able to complete a restructuring or refinancing and resumes timely filing of all its periodic reports with the SEC, the Company expects to apply for listing of its common stock on The NASDAQ Stock Market or other U.S. national securities exchange when it satisfies the applicable listing requirements.

The Company has a continuing requirement to effect a refinancing or other financial restructuring, which may require sales of assets or raising additional capital which could be significantly dilutive to existing shareholders. In addition, the Company’s continuing non-compliance with certain of its non-monetary obligations under its UK financing arrangements permits the financing parties to declare a default and accelerate the indebtedness and foreclose on the collateral; as such, additional defaults could occur in the future. The Company can furnish no assurance that it will be able to restructure existing indebtedness, raise additional capital or otherwise obtain funding for future operations and capital expenditure requirements. The failure to obtain additional financing or to restructure the existing indebtedness could result in the lenders foreclosing on the assets securing the indebtedness and/or bankruptcy or insolvency proceedings.

A copy of the related news release is attached to this Current Report as Exhibit 99.1.

Item 8.01. Other Events.

On or about October 4, 2007, Asher E. Fogel, former Chairman of the Board of Directors, President and Chief Executive Officer of the Company, filed suit in the Chancery Court of the State of

Delaware against the Company and each of its Directors seeking to compel the Company to convene a special meeting of shareholders for the purpose of voting on the removal of the Directors and electing new Directors. As previously reported, Mr. Fogel’s employment with the Company was terminated on June 29, 2007 and he resigned as a Director of the Company on August 6, 2007. The suit also seeks attorneys’ fees and other costs and expenses of the suit, but does not otherwise seek monetary damages. Although the Company and the Directors intend to defend the suit vigorously, the Company does intend to convene an annual meeting of the shareholders in due course.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	News Release of U.S. Energy Systems, Inc. dated October 17, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ RICHARD AUGUSTINE
Richard Augustine
Vice President

Date: October 19, 2007

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